EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Place of Incorporation
Changchun Yongxin Dirui Medical Co., Ltd. (1)	People’s Republic of China
Jilin Province Yongxin Chain Drugstore Ltd. (2)	People’s Republic of China
Tianjin Jingyongxin Chain Drugstore Ltd. (3)	People’s Republic of China
Baishan Caoantang Chain Drugstore Ltd. (4)	People’s Republic of China

(1) 80%-owned subsidiary of China Yongxin Pharmaceuticals Inc.

(2) Wholly-owned subsidiary of Changchun Yongxin Dirui Medical Co., Ltd.

(3) 90%-owned subsidiary of Jilin Province Yongxin Chain Drugstore Ltd.

(4) Wholly-owned subsidiary of Jilin Province Yongxin Chain Drugstore Ltd.